Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in connection with the Registration Statement of Cipher Mining Inc. on Form S-1 File No. 333-262283 of our report dated March 4, 2022, with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2021 and January 31, 2021 and for the eleven months ended December 31, 2021 and the period from January 7, 2021 (inception) through January 31, 2021, which report is included in the Annual Report on Form 10-K of Cipher Mining Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

San Francisco, CA

March 4, 2022